EXHIBIT 99.1

Edgewater Concludes Formal Review of Strategic Alternatives

WAKEFIELD, Mass., Nov. 14, 2016 (GLOBE NEWSWIRE) -- Edgewater Technology, Inc. (NASDAQ:EDGW) (“Edgewater” or the “Company”), a leading consulting firm that helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions, today announced that its Board of Directors has concluded its previously announced process to explore strategic alternatives to enhance shareholder value.

After a comprehensive review of alternatives, including the potential sale of the Company, the Board unanimously determined that continuing to execute on the Company's strategic plan as a stand-alone public company is in the best interest of the Company's stockholders.

"As part of the Board’s review process, the Company, with the assistance of its financial and legal advisors, held discussions with multiple parties regarding various strategic alternatives," said Wayne Wilson, Edgewater’s lead independent director. "Ultimately, the Board unanimously determined that continuing to focus on the Company's strategic plan provides the best opportunity to enhance value for our stockholders. Although the formal process of reviewing strategic alternatives has concluded, we will continue to evaluate all opportunities to enhance stockholder value."

Shirley Singleton, Edgewater’s chairman, president and chief executive officer, commented, “Edgewater continues to be well-positioned to benefit from the growing adoption of the cloud. We are focused on carrying out our well-defined plan to drive profitable growth and shareholder value by executing our proven solutions and delivering our promised value proposition. We continue to actively market our digital transformation and cloud-based services and are pleased to see traction coming from customers deciding to embrace the cloud.”

The Company announced its review of strategic alternatives on November 30, 2015 and retained Signal Hill Capital Group LLC as financial advisor and Hinckley, Allen & Snyder LLP as legal counsel.

About Edgewater

Edgewater (NASDAQ:EDGW) helps business leaders drive transformational change through its unique selection of business and technology services and specialized product-based solutions.

Classic consulting disciplines (such as business advisory, process improvement, organizational change management, M&A due diligence, and domain expertise) are blended with technical services (such as digital transformation, technical roadmaps, data and analytics services, custom development, and system integration) to help organizations get the most out of their existing IT assets while creating new digital business models.

Delivering both on premise and in the cloud, Edgewater partners with Oracle and Microsoft to offer Business Analytics, BI, ERP, and CRM solutions. Edgewater Ranzal, an Oracle Platinum Consulting Partner, provides Business Analytics solutions leveraging Oracle EPM, BI, and Big Data technologies. As an award-winning Microsoft partner, Edgewater Fullscope delivers Dynamics AX ERP, Business Intelligence, and CRM solutions, with a specialty in manufacturing.

Company Contact:

Timothy R. Oakes
Chief Financial Officer
1-781-246-3343